UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 21, 2011
____________________

Tegal Corporation
(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	000-26824 (Commission File Number)	68-0370244 (I.R.S. Employer Identification No.)

140 2nd Street Suite 318
Petaluma, CA 94952
(Address of Principal Executive Offices)

(707) 763-5600
(Registrant’s telephone number, including area code)

______________________________________________________________________
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.                      Entry Into a Material Definitive Agreement.

As previously reported, on March 19, 2010, Tegal Corporation (the “Company”), Sputtered Films, Inc., a wholly owned subsidiary of the Company (“SFI” and together with the Company, the “Sellers”), OEM Group Inc. (“OEM Group”) and OEG-TEG, LLC (“Purchaser”) entered into an Asset Purchase Agreement (as amended, the “Purchase Agreement”) pursuant to which the Sellers sold to the Purchaser (the “Disposition”) certain inventory, equipment, intellectual property and other assets of the Sellers primarily related to the Sellers’ Etch and PVD products (the “Etch and PVD Products”). A portion of the consideration paid by Purchaser in the Disposition consisted of a cash contingent payment (the “Contingent Payment”) of up to $1,000,000 payable to the Company, calculated based on applicable bookings of Etch and PVD Products in excess of $6,000,000 received by the Sellers or the Purchaser during the period beginning March 19, 2010 through March 31, 2011 ( the “Applicable Bookings”). The Contingent Payment has been calculated in accordance with the Purchase Agreement to be $440,211.

On June 21, 2011, the Sellers, OEM Group and Purchaser entered into an amendment (the “Amendment”) to the Purchase Agreement which, among other things, revises the payment schedule of the Contingent Payment such that $300,000 of the Contingent Payment shall be due July 1, 2011 and the remaining $144,211 shall be due October 1, 2011. Unpaid portions of the Contingent Payment will accrue interest from April 15, 2011 at a variable rate of the Wall Street Journal Prime Rate (currently 3.25%) plus 1%.

The description of the Amendment provided above is qualified in its entirety by reference to the full text of the Amendment, a copy of which has been filed as Exhibit 10.1 to this report and is incorporated herein by reference.

ITEM 9.01.                      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description
10.1	Second Amendment to Asset Purchase Agreement, dated as of June 21, 2011, by and among Tegal Corporation, Sputtered Films, Inc., OEM Group Inc. and OEG-TEG, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 24, 2011	TEGAL CORPORATION
	By:	/s/ Christine T Hergenrother
	Name: Title:	Christine T Hergenrother Secretary, VP & CFO

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Asset Purchase Agreement, dated as of June 21, 2011, by and among Tegal Corporation, Sputtered Films, Inc., OEM Group Inc. and OEG-TEG, LLC.